Exhibit 10.28


                      RIGHT OF FIRST REFUSAL AGREEMENT

     This RIGHT OF FIRST REFUSAL AGREEMENT is entered into as of the 7th day of May, 1999 by and among SangStat Medical Corporation, a Delaware corporation ("SangStat"), and Abbott Laboratories, an Illinois corporation ("Abbott").

                            W I T N E S S E T H :

     WHEREAS, SangStat and Abbott are parties to the Stock Purchase Agreement of even date herewith (the "Stock Purchase Agreement"), pursuant to which Abbott is purchasing those shares of SangStat's common stock $0.001 par value (the "Common Stock") that are defined in the Stock Purchase Agreement as being the "Initial Shares" and may purchase those shares of the Common Stock that are defined in the Stock Purchase Agreement as being the "Option Shares" (the Initial Shares and the Option Shares are referred to collectively herein as the "Shares"); and

     WHEREAS, SangStat and Abbott wish to provide further inducements to each other to consummate the proposed transaction;

     WHEREAS, all terms not otherwise defined herein shall have the same meanings ascribed to them in the Stock Purchase Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement;

     THE PARTIES AGREE AS FOLLOWS:

     1. Right of Refusal.

          (a) Transfer Notice. If at any time after the expiration of the Market Stand-Off set forth in the Stock Purchase Agreement, Abbott proposes to transfer any of the Shares to one or more third parties or in an open market transaction (a "Transfer"), then Abbott shall give SangStat written notice of Abbott's intention to make the Transfer (the "Transfer Notice"), which Transfer Notice shall include (i) a description of the Shares to be transferred ("Offered Shares"), (ii) the identity of the prospective transferee(s) if it is not an open market transaction and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent, or other agreement relating to the proposed Transfer.

          (b) SangStat's Option. SangStat shall have an option for a period of thirty (30) days from receipt of the Transfer Notice to elect to purchase the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice or if the Transfer Notice proposes an open market transaction, then the purchase price for SangStat shall be the average of the closing prices for SangStat's Common Stock, as quoted on the Nasdaq National Market, on each of the twenty (20) trading days immediately preceding the date of the Transfer Notice. SangStat may exercise such purchase option and, thereby, purchase all of the Offered Shares if the Transfer Notice proposes a transfer to one or more third parties not in an open market transaction, or purchase all (or a portion of) the Offered Shares if the Transfer Notice proposes an open market transaction by notifying Abbott in writing before expiration of the such thirty (30) day period as to the number of such shares which it wishes to purchase. If SangStat gives Abbott notice that it desires to purchase such shares, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after SangStat's receipt of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 1.1(c).

          (c) Valuation of Property. Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidences of indebtedness, SangStat shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property. If Abbott and SangStat cannot agree on such cash value within ten (10) days after SangStat's receipt of the Transfer Notice, the valuation shall be made by an appraiser of recognized standing selected by Abbott and SangStat or, if they cannot agree on an appraiser within twenty
(20) days after SangStat's receipt of the Transfer Notice, each shall select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by Abbott and SangStat. If the time for the closing of SangStat's purchase but for the determination of the value of the purchase price offered by the prospective transferee(s), then such closing shall held on or prior to the fifth business day after such valuation shall have been made pursuant to this subsection.

     1.2 Non-Exercise of Rights. To the extent that SangStat has not exercised its right to purchase the Offered Shares within the time period specified in Section 1.1, the rights set forth herein shall terminate.

     1.3 Limitations to Right of Refusal. Notwithstanding the provisions of Section 1.1 and 1.2 of this Agreement, Abbott may sell or otherwise assign, with or without consideration, Shares to any affiliate or successor in interest of Abbott provided that each such transferee or assignee, prior to the completion of the sale, transfer, or assignment shall have executed documents assuming the obligations of Abbott under this Agreement with respect to the transferred securities.

     2. Assignments and Transfers; No Third Party Beneficiaries.
This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party.

     3. Legend. Each existing or replacement certificate for shares now owned by Abbott shall bear the following legend upon its face:

          "THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR
           TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION."

     4. Term. This Agreement shall terminate upon the earlier of (i) December 31, 2004 and (ii) the closing of SangStat's sale of all or substantially all of its assets or the acquisition of SangStat by another entity by means of merger, consolidation or other transaction or series of related transactions resulting in the exchange of the outstanding shares of SangStat's capital stock such that the stockholders of SangStat prior to such transaction own, directly or indirectly, less than 50% of the voting power of the surviving entity.

     5. Miscellaneous.

     5.1 Entire Agreement; Controlling Document. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence and understandings between the parties with respect to the subject matter hereof, whether oral or in writing.

     5.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     5.3 Delay and Waiver. No delay on the part of either party in exercising any right under this Agreement shall operate as a waiver of such right. The waiver by either party of any other term or condition of this Agreement shall not be construed as a waiver of a subsequent breach or failure of the same term or condition or a waiver of any other term or condition contained in this Agreement.

     5.4 Assignment: Successors and Assigns. No provision of this Agreement may be assigned without the prior written consent of the other party hereto. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any of the Initial Shares or Option Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     5.5 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to conflicts of law principles.

     5.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     5.7 Expenses.  Irrespective of whether the Right of First
Refusal is exercised, each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

     5.8 Alternative Dispute Resolution. The parties agree to effectuate all reasonable efforts to resolve in an amicable manner any and all disputes between them in connection with this Agreement. The parties agree that any dispute that arises in connection with this Agreement, which cannot be amicably resolved informally shall be finally settled as set forth in the Alternative Dispute Resolution provisions of Exhibit E to the Co-Promotion Agreement between Abbott and SangStat dated as of May 7, 1999.

     5.9 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of SangStat and Abbott. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities and SangStat.

     5.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     5.11 Further Assurances. SangStat and Abbott shall do and perform or cause to be performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as the other party may reasonably request from time to time in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated by the Agreement. Neither SangStat nor Abbott shall voluntarily undertake any course of action inconsistent with the satisfaction of the requirements applicable to them as set forth in this Agreement, and each shall promptly do all such acts and take all such measures as may be appropriate to enable them to perform as early as practicable their obligations under this Agreement.

     5.12 No Third Party Rights. Nothing in this Agreement shall create or be deemed to create any rights in any person or entity not a party to his Agreement.

     5.13 Mutual Drafting. This Agreement is the joint product of SangStat and Abbott and each provision of the Agreement has been subject to consultation, negotiation and agreement of SangStat and Abbott and their respective legal counsel and advisers and any rule of construction that a document shall be interpreted or construed against the drafting party shall not apply.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                SANGSTAT MEDICAL CORPORATION

                                By:
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                                President and Chief Executive Officer

                Address:        1505 Adams Drive
                                Menlo Park, CA 94025


                                ABBOTT LABORATORIES:

                                By:
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                                Name:
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                                Title:
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                Address:
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